                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

















                        --------------------------------
                              THIRD QUARTER REPORT
                                      1998

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                              MESSAGE TO INVESTORS

Dear Investor:

In recent months, there have been a number of significant developments with respect to the Fund and several of its remaining portfolio investments. We will highlight the most significant of these developments in this letter. In addition, we will briefly summarize the results of the 1998 repurchase offer and the status of your distributions.

INVESTMENT UPDATE

LMC Corporation ("LMC") During early 1998, LMC determined that it needed $6 million to fund the development of its new product (the TrackMaster), finance the downpayment on and move to a new facility, purchase capital equipment needed to modernize the company's production operations and to provide working capital. In order to raise this capital, LMC offered to its three existing shareholders the right to purchase 12 million additional common shares at a price of $.50 per share. The Fund was offered 4,022,100 shares and purchased all of such shares for a total consideration of $2,011,050. As a result of purchasing these additional shares, the Fund now owns approximately 41% of LMC's common stock. Fiduciary Capital Partners, L.P., an affiliated Fund ("FCP"), also purchased the shares it was offered. The two funds now control approximately 91% of LMC's common stock.

LMC's third shareholder, Paul Wallace, had until November 1, 1998 to exercise the right to purchase 3,000,000 shares for $1.5 million. He did not exercise this right and the Fund and FCP are currently deciding whether to exercise the right they now have to purchase these additional shares. In order to complete the original capitalization plan, the two funds intend to invest an additional $1.5 million either through the purchase of the available shares or other combinations of debt and equity.

In September 1998, LMC purchased a 158,000 square foot office and manufacturing facility in Brigham City, Utah from Thiokol Chemical for an aggregate purchase price of $1,760,000. The company is currently in the process of moving its operations to this facility. (Please see a copy of LMC's announcement regarding this move that is included along with this Quarterly Report.) LMC's previous facility, which consisted of eleven separate buildings in Logan, Utah, was outdated and inefficient. This new facility allows LMC to house its operations in one building and is expected to significantly reduce manufacturing costs. As part of the new facility, the company has installed a state



                            ------------------------
                                      ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

of the art paint facility, which is expected to improve product quality and to generate additional revenues from contract painting for other manufacturers. As part of the move, LMC acquired other new capital equipment, which is also expected to create significant operating efficiencies. The monthly costs associated with buying this building are less than the amounts LMC was previously expending on lease payments and we expect further economies through subleasing of excess office and manufacturing space.

During October 1998, Caterpillar Inc. ("Caterpillar") acquired a major stake in A.S.V., Inc. ("ASV"), the leader in the skid loader market, and has the option to ultimately take control of ASV for a purchase price based on a valuation in excess of $200 million. LMC introduced its skid loader, the TrackMaster, earlier this year. While Caterpillar will be a strong competitor, we believe that its acquisition of ASV validates LMC's strategy and concept that there is a very large market for this new product. We believe that LMC has a superior machine and that LMC will be successful in capturing a significant share of this market.

R.B.M. Precision Metal Products, Inc. ("RBM") Preliminary year end financial results indicate that RBM had a record year for fiscal 1998, with sales of approximately $30 million and EBITDA of approximately $3 million. However, these sales were achieved primarily through one contract with Digital Equipment Corporation ("DEC"). During August 1998, RBM notified the Fund that anticipated sales to DEC and other large customers were expected to decline significantly in the upcoming year. Of particular concern, were sales to DEC, which has been acquired by Compaq Computer Corp. As a result of the expected decline in sales, RBM is in the process of restructuring its debt, including the subordinated debt held by the Fund. The Fund received the quarterly interest payment that was due from RBM on August 24, 1998. The interest payment that was due during November 1998 was deferred and became part of the restructuring amounts. Cash receipts from interest income to the Fund are expected to decrease as a result of the restructuring.

In early December, RBM and its lenders completed a restructuring under which a new senior lender, Norwest Business Credit, replaced Bank of America. As part of this transaction, 13I, RBM's equity sponsor, contributed additional equity to the company and the subordinated lenders, including the Fund, agreed to accept shares of RBM's common stock as payment for the next three quarterly interest payments beginning with the payment that was due during November 1998. As a consequence, the Fund's ownership of RBM, on a fully-diluted basis, increased from 5.9% to 7.3%, assuming exercise of its warrants. The restructuring was designed to provide RBM with a period of time in which to secure additional customers and return to a more stable financial position under which RBM could



                            ------------------------
                                      TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

meet its interest obligations to its creditors, including the Fund. We are closely monitoring this situation and will keep you informed as developments occur.

As a result of these developments, the Fund stopped accruing interest on its RBM subordinated debt effective August 24, 1998. In addition, the Fund recorded aggregate writedowns of $665,881 relating to RBM for the 1998 year.

Atlas Environmental, Inc. ("Atlas") On June 3, 1998, the Fund exchanged its Atlas subordinated notes (which were in default) and warrants for 821,376 shares of common stock in WasteMasters, Inc. ("WMI"), an Atlanta, Georgia based waste management company.

Pursuant to the terms of the exchange agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and a right of first refusal thereafter. The call price is $11.25 per share.

The WMI common stock, which trades on the NASDAQ Small Cap Market System ("WAST"), closed at $1.78 and $.97 (an average of the closing bid and ask prices) on June 3, 1998 (the date of the exchange) and September 30, 1998, respectively. However, due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the Fund's stock position, the Fund is carrying the WMI stock at the same nominal value ($1) that the Atlas securities had previously been carried by the Fund. The 52 week low for the WMI common stock is $.25 per share and the current price (December 14, 1998) is $.42.

The Fund recorded a realized loss of $2,125,574 on the exchange, which is equal to the amount of the loss that the Fund expects to claim for income tax purposes from the disposition of the Atlas securities. The $1,097,306 balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

INVESTMENT PERFORMANCE

The following analysis reflects only the Fund's investments that have gone full cycle, i.e., the investments that have been sold and with respect to which the Fund has recorded a realized gain or loss. Thus, investments that the Fund still owns, such as LMC, RBM and WMI, are not included.

As reflected in the following graph and the schedules on pages seven and eight of



                            ------------------------
                                     THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

this Quarterly Report, the Fund invested a total of $41.9 million in subordinated debt investments and received total realized proceeds of $47.6 million, including interest income, fees and prepayment penalties. In the aggregate, these debt investments yielded a return on investment of 1.1 to 1 and an annualized internal rate of return of 7.40%. The Fund also invested $3.1 million in equity securities, from which it realized total proceeds of $10.9 million. In the aggregate, these equity investments yielded a return on investment of 3.6 to 1 and an internal rate of return of 33.09%. Please note that prior performance is not necessarily indicative of future results.

                                    [CHART]

We are actively attempting to realize the greatest possible returns from the Fund's remaining investments.

NET ASSET VALUE

The Fund's net asset value per Unit was $9.76 at September 30, 1998 and $9.43 at November 13, 1998. The November 13th net asset value was used to establish the repurchase price for the 1998 repurchase offer. These net asset values compare to net asset values of $12.66 at December 31, 1997 and $10.40 at June 30, 1998.

The decline in the net asset value from December 31, 1997 to September 30, 1998 resulted primarily from the fact that a significant portion of the cash distributions for the nine months ended September 30, 1998 represented a return of capital. In addition, during this nine month period the Fund recorded net losses (including



                            ------------------------
                                      FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

both realized and unrealized components) on investments, primarily with respect to its RBM, AR Accessories Group, Inc. and KEMET Corporation ("KEMET") investments.

The decrease in the net asset value from September 30, 1998 to November 13, 1998 was primarily the result of the recording of an additional unrealized loss with respect to the RBM investment.

PERIODIC UNIT REPURCHASE POLICY

The Fund's investors adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund has annually offered to repurchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. If Units in excess of this amount are tendered, Units are purchased on a pro-rated basis, after giving priority to investors owning less than 100 Units.

The 1998 repurchase offer was mailed to investors during October 1998. Investors tendered 137,315 Units, or approximately 13.46% of the Fund's outstanding Units, for repurchase. The Fund repurchased 79,806 Units, or approximately 7.82% of the Fund's outstanding Units, during November 1998 at a net asset value per Unit of $9.43 ($9.24, net of the 2% fee).

In the letter that accompanied the repurchase offer, we indicated that we believe that the 1998 repurchase offer will be the Fund's last repurchase offer. We intend to present a plan of dissolution to the Fund's Independent General Partners at their January meeting. As part of this plan, the Fund would cease to be a Registered Investment Company during 1999. We will provide more detail when a final plan has been approved.

CASH DISTRIBUTIONS AND STATUS OF FUND

The distribution for the third quarter of 1998 was paid on November 13, 1998 in an amount equal to $.30 per Unit. Cumulative cash distributions paid to investors since the Fund's inception during 1990 total between $15.11 and $14.79 on a per Unit ($20.00 cost) basis, depending upon the closing in which the particular Units were issued.



                            ------------------------
                                      FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

The distribution for the fourth quarter of 1998, which will be paid on February 12, 1999, will also be equal to $.30 per Unit. A significant portion of the 1998 distributions constitute a return of capital.

Distributions are expected to continue at the $.30 per Unit rate during 1999, subject to discontinuance pursuant to the plan of liquidation, if it is approved.

The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. The follow-on investment in LMC discussed above is expected to be the last such investment by the Fund. Consequently, the Fund is now in a liquidation mode. Since the middle of 1997, the Fund has liquidated its investments in Neodata Corporation, Elgin National Industries, Inc. and Mobile Technology, Inc. In this same period, the Fund has distributed to investors approximately $4.73 per Unit, with the cash coming in large part from the liquidation of these investments. At the present time, the Fund has only four remaining investments:
LMC, RBM, KEMET and WMI. LMC is by far the largest of these investments and we believe that significant values may be realized if the current management plan is successfully implemented. Our liquidation plan will attempt to preserve these values for the Fund's investors, probably by making LMC a publicly traded company.

                                 * * * * * * * *

If you have any questions concerning your investment in the Fund, please call us at 800-866-7607.

Sincerely,


/s/ Paul Bagley


Paul Bagley, Chairman
FCM Fiduciary Capital Management Company


/s/ W. Duke DeGrassi


W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

December 14, 1998



                            ------------------------
                                      SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                                DEBT INVESTMENTS
                         REALIZED GAINS AND LOSSES (1)
                                  (UNAUDITED)



                                                                                             INTERNAL
YEAR OF INVESTMENT /           YEAR OF                                          GAIN(1)      RATE OF
PORTFOLIO COMPANY(2)          REPAYMENT       COST          PROCEEDS(1)         (LOSS)        RETURN
--------------------          ---------       ----          -----------         ------        ------

        1990
        ----
Carr-Gottstein Foods Co.         1993       $2,426,680       $4,125,587        $1,698,907     23.56%
Midwest Dental Products
   Corporation                   1992        4,521,533        6,558,107         2,036,574     22.63
Neodata Corporation              1993        2,215,553        3,200,305           984,752     17.11

        1991
        ----
KEMET Corporation                1993        3,313,477        4,534,392         1,220,915     17.63
Mobile Technology, Inc.          1998        3,117,525          850,225        (2,267,300)      N/A

        1992
        ----
Huntington Holdings, Inc.        1994        4,368,034        6,173,665         1,805,631     20.07
AR Accessories Group, Inc.       1994        4,521,533        5,518,907           997,374     11.74

        1993
        ----
ENI Holding Corp.                1997        4,881,293        7,822,395         2,941,102     13.91
KB Alloys, Inc.                  1995        2,880,217        4,279,396         1,399,179     18.32
KEMET Corporation                1993        1,695,575        1,804,351           108,776     26.41
Protection One, Inc.             1995          834,580        1,133,054           298,474     22.11

        1994
        ----
Canadian's Holdings, Inc.        1996        2,516,176          319,782        (2,196,394)      N/A

        1995
        ----
Canadian's Holdings, Inc.        1996        1,473,895           51,908        (1,421,987)      N/A

        1996
        ----
Atlas Environmental, Inc.        1998        3,166,759        1,208,756        (1,958,003)      N/A
                                          ------------     ------------      ------------      ----

     Totals                                $41,932,830      $47,580,830        $5,648,000      7.40%
                                          ============     ============      ============      ====


(1) Includes interest income, fees and prepayment penalties. Note that prior performance is not necessarily indicative of future results.
(2)  Includes investment in subsidiaries, if applicable.



                            ------------------------
                                     SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


                               EQUITY INVESTMENTS
                           REALIZED GAINS AND LOSSES
                                  (UNAUDITED)


                                                                                                          INTERNAL
YEAR OF INVESTMENT /                    YEAR OF                                          GAIN              RATE OF
PORTFOLIO COMPANY(2)                   REPAYMENT         COST           PROCEEDS        (LOSS)             RETURN
--------------------                   ---------      -----------     -----------     -----------         --------

             1990
             ----
Carr-Gottstein Foods Co.                     1995        $738,394      $1,197,018        $458,624             9.78%
Neodata Corporation                          1997          33,912         923,039         889,127            52.07

             1991
             ----
KEMET Corporation                       1994/1995          58,283       3,753,147       3,694,864           112.37
Mobile Technology, Inc.                      1992         363,630            --          (363,630)           N/A

             1992
             ----
Huntington Holdings, Inc.               1996/1998          85,677       1,220,088       1,134,411            70.09
Neodata Corporation                          1997         245,006         255,112          10,106             0.81
AR Accessories Group, Inc.                   1998         226,080            --          (226,080)           N/A

             1993
             ----
ENI Holding Corp.                            1997         670,147       2,745,910       2,075,763            34.60
KEMET Corporation                            1994         495,554         729,233         233,679            41.10
Protection One, Inc.                         1995          82,420         124,163          41,743            21.02

             1994
             ----
Canadian's Holdings, Inc.                    1996          34,821            --           (34,821)           N/A

             1996
             -----
Atlas Environmental, Inc.                    1998          33,842            --           (33,842)           N/A
                                                      -----------     -----------     -----------            -----

     Totals                                            $3,067,766     $10,947,710      $7,879,944            33.09%
                                                      ===========     ===========     ===========            =====


(1) Note that prior performance is not necessarily indicative of future results.
(2)  Includes investment in subsidiaries, if applicable.



                            ------------------------
                                     EIGHT

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            SCHEDULE OF INVESTMENTS



SEPTEMBER 30, 1998 (UNAUDITED)
------------------------------
PRINCIPAL
AMOUNT/                                     INVESTMENT       AMORTIZED                 % OF TOTAL
SHARES              INVESTMENT                 DATE            COST         VALUE      INVESTMENTS
---------           ----------              ----------       ---------      -----      -----------

MANAGED COMPANIES:

23,056 sh.      KEMET Corporation,
                Common Stock(1)*             07/11/91           $8,170      $259,380
                                                             ---------    ----------
                                                                 8,170       259,380       2.5%
                                                             ---------    ----------     -----
$1,338,120      LMC Corporation, 12.00%
                Senior Subordinated          11/01/96
                Revolving Notes              through
                due 10/31/00 (Note 5)        09/23/98        1,338,120     1,338,120
239,600 sh.     LMCCorporation, 7.00%
                Cumulative Redeemable
                Preferred Stock*             06/10/94        2,389,210     2,389,210
4,476,500 sh.   LMCCorporation,              02/09/96
                Common Stock*                through
                                             08/05/98        2,465,449     1,723,529
49.72 sh.       LMCCredit Corp.,
                Common Stock*                02/09/96                1             1
                                                             ---------    ----------
                                                             6,192,780     5,450,860      52.4
                                                             ---------    ----------     -----
$1,290,000      R.B.M. Precision Metal
                Products, Inc., 13.00%
                Senior Subordinated
                Secured Notes due
                5/24/02(2)                   05/24/95        1,239,095       991,276
9,772.7 sh.     R.B.M. Precision Metal
                Products, Inc., Warrants to
                Purchase Common Stock*       05/24/95           73,295             1
                                                             ---------    ----------
                                                             1,312,390       991,277       9.5
                                                             ---------    ----------     -----
        Total Investments in Managed
         Companies (67.8% of net assets)                     7,513,340     6,701,517      64.4
                                                             ---------    ----------     -----

NON-MANAGED COMPANY:

821,376 sh.     WasteMasters, Inc.,
                Common Stock(3)*             06/03/98        1,097,307             1
                                                             ---------    ----------
        Total Investment in Non-Managed
         Company (0.0% of net assets)                        1,097,307             1       0.0
                                                             ---------    ----------     -----

                 The accompanying notes to financial statements
                     are an integral part of this schedule.



                            ------------------------
                                      NINE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                      SCHEDULE OF INVESTMENTS (CONTINUED)



SEPTEMBER 30, 1998 (UNAUDITED)
------------------------------
PRINCIPAL
AMOUNT/                                     INVESTMENT       AMORTIZED                 % OF TOTAL
SHARES              INVESTMENT                 DATE            COST         VALUE      INVESTMENTS
---------           ----------              ----------       ---------      -----      -----------

TEMPORARY INVESTMENTS:

$3,700,000      American Express
                Credit Corp., 5.26%
                Notes due 10/2/98            09/15/98        3,699,461      3,699,461

   Total Temporary Investments
     (39.8% of net assets)                                   3,699,461      3,699,461        35.6
                                                           -----------    -----------       -----

   Total Investments (105.0% of net assets)                $12,310,108    $10,400,979       100.0%
                                                           ===========    ===========       =====


(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.
(2) The notes will amortize in three equal annual installments of $486,667 commencing on May 24, 2000.
(3) The WasteMasters, Inc. common stock, which trades on the NASDAQ Small Cap System, is subject to a 24 month lock up period, a call option and a right of first refusal.

*   Non-income producing security.



                 The accompanying notes to financial statements
                     are an integral part of this schedule.



                            ------------------------
                                      TEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                                 BALANCE SHEETS




SEPTEMBER 30, 1998 AND DECEMBER 31, 1997 (UNAUDITED)
----------------------------------------------------
                                                                1998              1997
                                                            ------------      ------------

ASSETS:
  Investments:

    Portfolio investments, at value:
      Managed companies (amortized cost -
        $7,513,340 and $9,556,695,
        respectively)                                         $6,701,517        $5,754,426

    Non-managed company (amortized cost -
      $1,097,307)                                                      1              --
    Temporary investments, at amortized cost                   3,699,461         8,194,820
                                                            ------------      ------------
      Total investments                                       10,400,979        13,949,246

  Cash and cash equivalents                                      193,653           276,108
  Accrued interest receivable                                     60,926            67,964
  Other assets                                                    31,099            58,926
                                                            ------------      ------------
    Total assets                                             $10,686,657       $14,352,244
                                                            ============      ============

LIABILITIES:

  Payable to affiliates (Notes 2, 3 and 4)                       $35,576           $33,796
  Accounts payable and accrued liabilities                       458,926           424,137
  Distributions payable to partners                              309,134         1,030,446
                                                            ------------      ------------
    Total liabilities                                            803,636         1,488,379
                                                            ============      ============

COMMITMENTS AND CONTINGENCIES (NOTE 5)

NET ASSETS:

 Managing General Partner                                        (72,790)          (49,360)
 Limited Partners (equivalent to $9.76
   and $12.66, respectively, per limited
   partnership unit based on 1,020,142
   units outstanding)                                          9,955,811        12,913,225
                                                            ------------      ------------
     Net assets                                                9,883,021        12,863,865
                                                            ------------      ------------
       Total liabilities and net assets                      $10,686,657       $14,352,244
                                                            ============      ============



                 The accompanying notes to financial statements
              are an integral part of these financial statements.



                            ------------------------
                                     ELEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS



FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)
------------------------------------------------------------------
                                                               1998           1997
                                                               ----           ----

INVESTMENT INCOME:
  Income:
    Interest                                                 $150,238       $298,669
                                                            ---------      ---------
      Total investment income                                 150,238        298,669
                                                            ---------      ---------
  Expenses:
    Professional fees                                          22,212         60,746
    Investment advisory fees (Note 2)                          22,501         32,913
    Fund administration fees (Note 3)                          29,581         29,581
    Administrative expenses (Note 3)                           17,223         17,223
    Independent General Partner fees
      and expenses (Note 4)                                    10,725         15,586
    Other expenses                                             20,339          8,856
                                                            ---------      ---------
      Total expenses                                          122,581        164,905
                                                            ---------      ---------

NET INVESTMENT INCOME                                          27,657        133,764
                                                            ---------      ---------
REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
    Net realized (loss) gain on investments                   (10,148)       888,114
    Net change in unrealized loss
      on investments                                         (365,064)      (352,780)
                                                            ---------      ---------
        Net (loss) gain on investments                       (375,212)       535,334
                                                            ---------      ---------
NET (DECREASE) INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                                 $(347,555)      $669,098
                                                            =========      =========





                 The accompanying notes to financial statements
               are an integral part of these financial statements.



                            ------------------------
                                     TWELVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS




FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)
-----------------------------------------------------------------
                                                                1998             1997
                                                            -----------      -----------
INVESTMENT INCOME:
  Income:
    Interest                                                   $532,023         $860,164
                                                            -----------      -----------
      Total investment income                                   532,023          860,164
                                                            -----------      -----------
  Expenses:
    Professional fees                                           130,285          125,209
    Investment advisory fees (Note 2)                            80,981           89,666
    Fund administration fees (Note 3)                            88,745           88,745
    Administrative expenses (Note 3)                             51,671           51,671
    Independent General Partner fees
      and expenses (Note 4)                                      41,474           36,586
    Other expenses                                               53,282           24,866
                                                            -----------      -----------
      Total expenses                                            446,438          416,743
                                                            -----------      -----------
NET INVESTMENT INCOME                                            85,585          443,421
                                                            -----------      -----------
REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
    Net realized (loss) gain on investments                  (2,486,531)         955,312
    Net change in unrealized loss
      on investments                                          1,893,140       (1,469,711)
                                                            -----------      -----------
        Net loss on investments                                (593,391)        (514,399)
                                                            -----------      -----------
NET DECREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                                   $(507,806)        $(70,978)
                                                            ===========      ===========





                 The accompanying notes to financial statements
              are an integral part of these financial statements.



                            ------------------------

                                    THIRTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS


FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 (UNAUDITED)
-----------------------------------------------------------------
                                                                1998             1997
                                                            -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net decrease in net assets
    resulting from operations                                 $(507,806)        $(70,978)
  Adjustments to reconcile net decrease
    in net assets resulting from operations to net
    cash provided by operating activities:
      Accreted discount on portfolio investments                (12,932)         (27,028)
      Change in assets and liabilities:
        Accrued interest receivable                               7,038          (31,392)
        Other assets                                             27,827          (26,579)
        Payable to affiliates                                     1,780           29,808
        Accounts payable and accrued liabilities                  1,433           (2,556)
        Net realized loss (gain) on investments               2,486,531         (955,312)
        Net change in unrealized loss
          on investments                                     (1,893,140)       1,469,711
                                                            -----------      -----------
            Net cash provided by operating activities           110,731          385,674
                                                            -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of portfolio investments                          (2,618,810)        (786,996)
  Proceeds from dispositions of portfolio investments         1,124,615        1,245,348
  Sale of temporary investments, net                          4,495,359          197,761
                                                            -----------      -----------
    Net cash provided by investing activities                 3,001,164          656,113
                                                            -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions paid to partners                        (3,194,350)      (1,004,437)
                                                            -----------      -----------
    Net cash used in financing activities                    (3,194,350)      (1,004,437)
                                                            -----------      -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS            (82,455)          37,350
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                276,108          234,305
                                                            -----------      -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                     $193,653         $271,655
                                                            ===========      ===========
NONCASH INVESTING AND FINANCING ACTIVITIES:
        Investments exchanged for other investments          $1,360,801           $--
                                                            -----------      -----------




                 The accompanying notes to financial statements
              are an integral part of these financial statements.



                            ------------------------

                                    FOURTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS





FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND FOR
THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
----------------------------------------------------
                                                                 1998              1997
                                                            ------------      ------------

Increase in net assets resulting from operations:
  Net investment income                                          $85,585          $831,359
  Net realized (loss) gain on investments                     (2,486,531)        2,925,017
  Net change in unrealized loss on investments                 1,893,140        (3,218,969)
                                                            ------------      ------------
    Net (decrease) increase in net assets
      resulting from operations                                 (507,806)          537,407
Repurchase of limited partnership units                             --          (1,162,618)
Distributions to partners from -
  Net investment income                                          (85,585)         (831,359)
  Realized gain on investments                                (1,402,287)       (1,608,939)
  Return of capital                                             (985,166)         (710,627)
                                                            ------------      ------------
    Total decrease in net assets                              (2,980,844)       (3,776,136)
Net assets:
  Beginning of period                                         12,863,865        16,640,001
                                                            ------------      ------------
  End of period (including no undistributed
    net investment income)                                    $9,883,021       $12,863,865
                                                            ============      ============



                 The accompanying notes to financial statements
              are an integral part of these financial statements.



                            ------------------------

                                     FIFTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                       SELECTED PER UNIT DATA AND RATIOS



                                                       FOR THE THREE MONTHS                FOR THE NINE MONTHS
                                                        ENDED SEPTEMBER 30,                ENDED SEPTEMBER 30,
                                                  ------------------------------      -----------------------------
                                                      1998               1997            1998              1997
                                                  -----------       -----------       -----------       -----------

PER UNIT DATA:

  Investment income                                      $.15              $.27              $.51              $.77

  Expenses                                               (.12)             (.15)             (.43)             (.37)
                                                  -----------       -----------       -----------       -----------

    Net investment income                                 .03               .12               .08               .40
  Net realized (loss) gain
    on investments                                       (.01)              .80             (2.41)              .86
  Net change in unrealized
    loss on investments                                  (.36)             (.32)             1.84             (1.32)
  Distributions declared to partners                     (.30)            (1.30)            (2.41)            (1.90)
                                                  -----------       -----------       -----------       -----------
    Net decrease in net asset value                      (.64)             (.70)            (2.90)            (1.96)
      Net asset value:
        Beginning of period                             10.40             13.82             12.66             15.08
                                                  -----------       -----------       -----------       -----------
        End of period                                   $9.76            $13.12             $9.76            $13.12
                                                  ===========       ===========       ===========       ===========

RATIOS (ANNUALIZED):
  Ratio of expenses to average net assets                4.80%             4.45%             5.31%             3.58%
  Ratio of net investment income to
    average net assets                                   1.08%             3.61%             1.02%             3.81%
Number of limited partnership units at
  end of period                                     1,020,142         1,104,881         1,020,142         1,104,881




                 The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.



                            ------------------------

                                     SIXTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS



SEPTEMBER 30, 1998 (UNAUDITED)

1.   GENERAL

The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of Fiduciary Capital Partners, L.P. (the "Fund"), necessary to fairly present the financial position of the Fund as of September 30, 1998 and the results of its operations, changes in net assets and its cash flows for the periods then ended.

These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1997.

2.   INVESTMENT ADVISORY FEES

As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $80,981 were paid by the Fund for the nine months ended September 30, 1998.

3.   FUND ADMINISTRATION FEES

As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $88,745 were paid by the Fund for the nine months ended September 30, 1998. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $51,671 for the nine months ended September 30, 1998.

4.   INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Pension Partners,
L. P., an affiliated fund (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the nine months ended September 30, 1998 totaled $41,474.



                            ------------------------

                                    SEVENTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                    NOTES TO FINANCIAL STATEMENTS (Continued)


5. COMMITMENTS AND CONTINGENCIES

LMC Commitment LMC Corporation (formerly, LMC Operating Corp.) ("LMC") is entitled to draw down a total of $1,632,960 pursuant to the terms of the Senior Subordinated Revolving Notes held by the Fund. At September 30, 1998, LMC had drawn down $1,338,120.

LMC Litigation On December 23, 1997, LMC commenced an action against Paul Wallace, a director of LMC and the trustee of its discontinued pension plan, in an effort to recover for a significant underfunding of LMC's discontinued pension plan. On January 27, 1998, LMC Holding Co. ("LMC Holding"), which held approximately 50% of the issued and outstanding common stock of LMC on that date, commenced an action against the Fund, FCP and each of Paul Bagley, the Chairman of the Board and Chief Executive Officer of FCM, W. Duke DeGrassi, the President of FCM, and Donald R. Jackson, the Senior Vice President, Treasurer, Chief Financial Officer and Compliance Officer of FCM (collectively, the "Individual Defendants"), in their capacities as officers of FCM, in the First Judicial District Court in and for Cache County, State of Utah, entitled LMC Holding Co. v. Fiduciary Capital Partners, L.P., et al., Civil No. 98-0100077 (the "LMC Action"). LMC Holding is controlled by Paul Wallace. FCM believes that the LMC Action was commenced in response to the action previously filed by LMC against Mr. Wallace. The Fund, FCP and the Individual Defendants entered into a settlement agreement with LMC Holding, effective April 20, 1998. As part of the settlement, the Fund and FCP have been able to increase their percentage ownership of LMC in exchange for the additional capital contributions. The LMC Action was subsequently dismissed with prejudice. FCM believes that the additional investment by the Fund and FCP will allow LMC to implement a business plan designed to restore it to profitability within the next few years. LMC continues to pursue its legal action against Mr. Wallace with respect to the underfunding of its discontinued pension plan.



                            ------------------------

                                    EIGHTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following discussion should be read in conjunction with the Fund's unaudited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 1998, the Fund held portfolio investments in three Managed Companies and one Non-Managed Company, with an aggregate cost of approximately $8.6 million. The value of these portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 67.8% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity.

A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

As of September 30, 1998, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund the annual repurchase offer, to fund follow-on investments in existing portfolio companies, to pay Fund expenses and for distribution to the partners.

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund will annually offer to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the



                            ------------------------

                                    NINETEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1998 repurchase offer was mailed to the Limited Partners during October 1998. The actual redemption of tendered Units will occur on November 20, 1998.

During February 1998, the Fund agreed to purchase $449,000 of LMC's Senior Subordinated Revolving Notes due August 20, 1998. This investment was funded during February and March 1998.

During April 1998, the Fund agreed to restructure and increase its aggregate investment in LMC. In the restructuring, $1,360,800 of the Fund's LMC Senior Subordinated Revolving Notes due October 31, 2000 were converted into additional LMC common stock. This left LMC with the ability to reborrow the $1,360,800. As of September 30, 1998, LMC has drawn down $1,338,120 of the $1,360,800 under the terms of the Revolving Note agreement to fund working capital requirements and to retire the $449,000 of LMC Senior Subordinated Revolving Notes due August 20, 1998, as described in the preceding paragraph. As a result of the restructuring, the Fund's percentage ownership of LMC's common stock increased from approximately 23% to approximately 40%.

During August 1998, the Fund purchased an additional 1,300,500 shares of LMC common stock for $650,250. As a result of this stock purchase, the Fund's percentage ownership of LMC's common stock increased from approximately 40% to approximately 41%.

During the nine months ended September 30, 1998, the Fund sold all of its Mobile Technology, Inc. ("MTI") stock and warrants and received two distributions from the escrow account that was established during 1996 in connection with the sale of the Fund's Huntington Holdings, Inc. ("Huntington") stock. In total, the Fund received $222,016 in proceeds from these transactions.

Other assets decreased $27,827 from $58,926 at December 31, 1997 to $31,099 at September 30, 1998. This decrease resulted primarily from the collection of a receivable from LMC for legal fees that the Fund advanced on behalf of LMC.

Distributions payable to partners decreased $721,312, from $1,030,446 at December 31, 1997 to $309,134 at September 30, 1998. This decrease resulted from a decrease in the quarterly distribution rate from $1.00 per Unit for the fourth quarter of 1997 to $.30 per Unit for the third quarter of 1998.

During the nine months ended September 30, 1998, the Fund paid cash distributions pertaining to the fourth quarter of 1997 and the first and second quarters of 1998, in the amounts of $1,030,446, $1,139,142 and $1,024,761, respectively. The distribution for the fourth quarter of 1997 and the second quarter of 1998 was equal to $1.00 per Unit for all Limited Partners. The per Unit distribution rate for the first quarter of 1998 varied between $1.00 and $1.13 depending upon the closing in which the particular Units were



                            ------------------------

                                     TWENTY

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

issued. This disproportionate cash distribution resulted from the Units being issued on different dates during 1990, and thus being entitled to differing Preferred Return amounts, as defined in the Fund's Partnership Agreement. These disproportionate distribution rates eliminated the remaining Preferred Return amounts, leaving all Units on an equal basis going forward.

The distribution for the third quarter of 1998 will be paid on November 13, 1998 at a rate of $.30 per Unit for all Limited Partners. The Fund currently expects the distribution for the fourth quarter of 1998, which is payable during February 1999, to also be made at a rate of $.30 per Unit for all Limited Partners. A significant portion of the 1998 distributions constitute a return of capital.

The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. Consequently, the Fund is now in a liquidation mode. Since the middle of 1997, the Fund has liquidated its investments in Neodata Corporation, Elgin National Industries, Inc. and MTI. In this same period, the Fund has distributed to Limited Partners approximately $4.43 per Unit, with the cash coming in large part from the liquidation of these investments. At the present time, the Fund has only four remaining investments: LMC, R.B.M. Precision Metal Products, Inc. ("RBM"), KEMET and WasteMasters, Inc. ("WMI"). By far the Fund's largest remaining investment is in LMC, of which a large portion consists of that company's common stock and only a small amount is subordinated debt which generates current income. KEMET and WMI are publicly-traded companies and the Fund's investment in these companies consists solely of common stock.

FCM believes it is unlikely that the investments in LMC and RBM will be liquidated in the next year and therefore the Fund will likely not have sufficient cash to make regular quarterly distributions throughout 1999. Considering this situation, FCM recognizes the need to expedite the liquidation of the Fund and has been investigating a number of alternative measures which would allow the Fund to be liquidated even before the LMC and RBM investments can be liquidated. We expect to have a plan formulated within the next few months and would then distribute a proxy to the Limited Partners which would describe the plan and solicit Limited Partner approval.


RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

The Fund's net investment income was $27,657 for the three months ended September 30, 1998 as compared to net investment income of $133,764 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.12 to $.03 and the ratio of net investment income to average net assets decreased from 3.61% to 1.08% for the three months ended September 30, 1998 as compared to the corresponding period of the prior year.



                            ------------------------

                                   TWENTY-ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

The Fund's net investment income was $85,585 for the nine months ended September 30, 1998 as compared to net investment income of $443,421 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.40 to $.08 and the ratio of net investment income to average net assets decreased from 3.81% to 1.02% for the nine months ended September 30, 1998 as compared to the corresponding period of the prior year.

Net investment income for both the three and nine month periods ended September 30, 1998 decreased primarily as a result of a decrease in investment income as compared to the corresponding periods of the prior year.

Investment income decreased $148,431 and $328,141, or 49.7% and 38.1%, for the three and nine month periods ended September 30, 1998, as compared to the corresponding periods of the prior year. These decreases resulted primarily from the prepayment of the Fund's Elgin National Industries Inc. subordinated debt investment during November 1997. The Fund's total investments also decreased as a result of the Fund's repurchase of 7.67% of its Units during the fourth quarter of 1997. The negative effect of these items was partially offset by increases in interest income earned on temporary investments and on the LMC follow-on investments that were acquired during 1997 and 1998.

Total expenses decreased $42,324, or 25.7%, for the three months ended September 30, 1998, as compared to the corresponding period of the prior year. This decrease resulted primarily from decreases in professional fees, investment advisory fees and Independent General Partner fees and expenses. These decreases were partially offset by an increase in other expenses.

Total expenses increased $29,695, or 7.1%, for the nine months ended September 30, 1998, as compared to the corresponding period of the prior year. This increase resulted primarily from increases in other expenses, professional fees and Independent General Partner fees and expenses. The negative effect of these items was partially offset by a decrease in investment advisory fees.

Professional fees decreased during the three months ended September 30, 1998 as compared to the corresponding period of the prior year, primarily because of fees incurred during the prior year in connection with the Fund's analysis of an abandoned proposal, pursuant to which the Fund's Units would have been exchanged for shares in a newly-formed Delaware Business Trust. Professional fees increased slightly for the nine months ended September 30, 1998 as compared to the corresponding period of the prior year. The decrease discussed above with respect the three months ended September 30, 1998, was more than offset by legal fees incurred during the first six months of 1998 in connection with the LMC litigation.



                            ------------------------

                                   TWENTY-TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

The investment advisory fees decreased during the three and nine month periods ended September 30, 1998 as compared to the corresponding periods of the prior year. These decreases resulted primarily from the effect of the repurchase of Units during the fourth quarter of 1997 and losses realized by the Fund during the second quarter of 1998 with respect to the MTI, Atlas Environmental, Inc. ("Atlas") and AR Accessories Group, Inc. ("ARA") portfolio investments. Both the repurchase of the Units and the realization of the losses decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.

Independent General Partner fees and expenses decreased during the three months ended September 30, 1998 because during the corresponding period of the prior year the Fund paid fees and expenses to two incoming and one outgoing Independent General partners during a transition period during which new Independent General partners were being elected. The fees and expenses increased during the nine months ended September 30, 1998 because one of the Fund's three Independent General Partners resigned during the fourth quarter of 1996 and was not replaced until the third quarter of 1997.

Other expenses increased during the three and nine month periods ended September 30, 1998 as compared to the corresponding periods of the prior year, primarily as a result of insurance expense associated with a new liability insurance policy for the Fund's general partners that was initially purchased during September 1997.


                    NET REALIZED GAIN (LOSS) ON INVESTMENTS

The Fund owned an equity position in ARA (formerly known as Amity Leather Products Co.) since 1992. This equity position was acquired in connection with a subordinated debt investment, which ARA prepaid during 1994.

ARA reported significantly reduced earnings and cash flows from operations during 1997. During February 1998, ARA hired a crisis manager to assist it in addressing continuing significant declines in the company's sales and profits. The hiring of this crisis manager was precipitated by ARA's lenders, who notified ARA of defaults under its credit lines and demanded that ARA repay overadvances that were made during 1997. The Fund was notified that ARA was considering a number of options for solving these problems, including a possible bankruptcy filing and the sale of the company, or certain of its operations.

ARA filed for bankruptcy protection during March 1998. ARA's assets were liquidated at auction during May 1998, with the proceeds from the sale satisfying only a portion of ARA's debt. The $311,989 cost of the Fund's equity investment in ARA was written off as a realized loss during May 1998.

On June 1, 1998, the Fund received $158,043 from the sale of its MTI common stock and warrants. This amount represents approximately 95% of the sales proceeds that the



                            ------------------------

                                  TWENTY-THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

Company expected the sellers to receive from the sale. The remaining 5%, or approximately $8,000, is being held in escrow pending the resolution of a dispute over whether the sellers or the buyer should receive the benefit of warrant exercise proceeds. The Fund recorded a realized loss of $79,584 from this sale. The Fund will record a reduction of the realized loss if, and when, it actually receives a distribution of any of the escrowed funds.

The Fund's Huntington stock was sold for cash during February 1996. The Fund's share of the sales proceeds totaled $1,247,229, of which $1,089,896 was received during February 1996. The balance of the sales proceeds were held in escrow to pay various transaction expenses, to fund contingent purchase price adjustments and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. An agreement was reached with the buyer with regard to purchase price adjustments and other claims and the escrow accounts have been liquidated. The Fund received additional distributions of $16,439, $67,198, $63,001 and $971 during September 1996, May 1997, June 1998 and August 1998, respectively. The Fund recognized realized gains of $1,020,657, $67,198 and $63,972 from this transaction during 1996, 1997 and 1998, respectively.

The companies that Atlas acquired during 1996 with the proceeds of the Fund's subordinated debt investment did not perform as well as expected. As a result, Atlas defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the quarterly interest payments that were due on the Fund's subordinated debt, beginning in July 1996.

During August 1996, Atlas entered into a letter of intent, under the terms of which some of the company's businesses would be sold for cash. On November 5, 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management was unable to reach a revised agreement with the purchaser and Atlas remained in default on its debt. On January 17, 1997, Atlas filed for Chapter 11 bankruptcy protection.

As a result of these developments, the Fund stopped accruing interest on its Atlas investment during April 1996 and recorded writedowns of $979,776 and $2,243,103 during 1996 and 1997, respectively, in the carrying value of the investment. The remaining carrying value of the Fund's Atlas investment as of December 31, 1997 was $2.

On June 3, 1998, the Fund exchanged its Atlas subordinated notes and warrants for 821,376 shares of WMI common sock. WMI is an Atlanta, Georgia based waste management company that has recently announced an aggressive acquisition program.



                            ------------------------

                                   TWENTY-FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

Pursuant to the terms of the exchange agreement, the Fund is prohibited from selling its WMI common stock for 24 months. In addition, the Fund granted the entity acquiring the Fund's Atlas securities a call on the Fund's WMI common stock during the 24 month lock up period and a right of first refusal thereafter, both of which are priced at $11.25 per share.

The WMI common stock, which trades on the NASDAQ Small Cap Market System ("WAST"), closed at $1.78 and $0.97 (an average of the closing bid and ask prices) on June 3, 1998 and September 30, 1998, respectively. Based on these prices, the Fund's WMI had trading values of $1,462,049 on the date of the exchange (June 3, 1998) and $796,735 on September 30, 1998. However, due to a number of factors, including the speculative nature of the WMI stock, the two year lock up period and the relative size of the Fund's stock position, FCM has decided to carry the WMI stock at the same nominal value that the Atlas securities were previously carried by the Fund. The 52 week low for the WMI common stock is $0.25 per share.

The Fund recorded a realized loss of $2,125,574 on the exchange, which is equal to the amount of the loss which the Fund expects to claim for income tax purposes from the disposition of the Atlas securities. The balance of the unrealized loss previously recorded by the Fund with respect to the Atlas securities continues to be carried by the Fund as an unrealized loss.

The Fund is continuing to accrue an interest reserve with respect to the potential Canadian's sales tax at a 12% annualized rate, or $11,119 and $33,356, respectively, for the three and nine month periods ended September 30, 1998. These amounts are recorded as realized losses in the Fund's Statements of Operations.


                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily



                            ------------------------

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                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

As of December 31, 1997, the Fund had recorded $437,099 of unrealized gain and $4,239,368 of unrealized loss on investments. Therefore, as of December 31, 1997, the Fund had recorded a total net unrealized loss on investments of $3,802,269.

The net increase in unrealized loss on investments during the three and nine month periods ended September 30, 1998 and the cumulative net unrealized loss on investments as of September 30, 1998 consisted of the following components:

                                                                Unrealized Gain (Loss) Recorded
                                                  --------------------------------------------------------------
                                                   During the Three     During the Nine
                                                     Months Ended         Months Ended              As of
    Portfolio Company                             September 30, 1998   September 30, 1998    September 30, 1998
    -----------------                             ------------------   ------------------    ------------------

Unrealized losses recorded
  during prior periods with
  respect to investments disposed
  of during the period                                $      --            $ 3,497,448          $      --
KEMET                                                     (43,951)            (185,889)             251,210
LMC                                                          --                   --               (741,920)
RBM                                                      (321,113)            (321,113)            (321,113)
WMI                                                          --             (1,097,306)          (1,097,306)
                                                      -----------          -----------          -----------
                                                      $  (365,064)         $ 1,893,140          $(1,909,129)
                                                      ===========          ===========          ===========

KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $11.25 (an average of the closing bid and ask prices) on September 30, 1998. This price is down from the closing prices of $13.15625 and $19.3125 on June 30, 1998 and December 31, 1997, respectively. Based on the $11.25 closing trading price of the common stock, the 23,056 shares of common stock that the Fund held at September 30, 1998 had a market value of $259,380.

During August 1998, RBM notified the Fund that anticipated sales to certain large customers were expected to decline significantly in the upcoming year. Of particular concern, were sales to Digital Equipment Corporation, which has been acquired by Compaq Computer Corp. As a result of the anticipated decline in sales, RBM is attempting to restructure its debt, including the subordinated notes held by the Fund. The Fund received the quarterly interest payment that was due from RBM on August 24, 1998. As part of the proposed restructuring, RBM has asked the Fund to defer the quarterly interest payments due in November 1998, February 1999 and May 1999. The Fund is presently working with RBM and its other lenders to arrive at a satisfactory



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                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

restructuring. As a result of these developments, the Fund recorded a $321,113 writedown at September 30, 1998 in the carrying value of its RBM investment.

See "Net Realized Gain (Loss) on Investments" for a discussion of the unrealized loss on the Fund's WMI stock investment.

FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.


READINESS FOR YEAR 2000

FCM has completed a review of the accounting and other information systems that are currently being utilized by FCM and the Fund with regard to Year 2000 issues. This review involved both actual tests of parts of the information systems that were conducted by third party consultants and representations received from various software vendors. FCM believes that all of these systems are Year 2000 compliant. All of the costs associated with this review were paid by FCM.

FCM also corresponded with appropriate third parties, such as the Fund's custodian and transfer agent, concerning whether their information systems are Year 2000 compliant. These third parties have represented that their information systems are either currently Year 2000 compliant or that they have identified the scope of required upgrades or changes to their information systems that are needed and that they have a plan in place to complete these upgrades on a timely basis.

As a result of the above discussed review, Year 2000 issues are not expected to have any material adverse effects on the Fund's results of operations or financial condition.



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                                  TWENTY-SEVEN